UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
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Fiesta Restaurant Group, Inc.

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FIESTA RESTAURANT GROUP, INC. SENDS LETTER TO SHAREHOLDERS

Discloses $7.5 Million of Annualized G&A Savings as Next Step in Renewal Plan

Urges Shareholders to Vote AGAINST the Dissident Group’s Candidates, Who Lack Additive Experience and Have
No Strategy to Create Value for the Company

Recommends Shareholders Vote FOR the Company’s Highly Qualified Director Nominees on the WHITE Proxy Card

DALLAS, Texas (May 17, 2017) – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today announced its Board of Directors (the “Board”) has sent a letter to shareholders in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), which will be held at 8:00 a.m. on June 7, 2017. The Board urges Fiesta’s shareholders to vote on the WHITE proxy card “FOR” the Company’s highly qualified slate of nominees: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

A full copy of the letter can be found below:

VOTE FOR ALL OF FIESTA’S HIGHLY QUALIFIED DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY!

May 17, 2017

Dear Fellow Shareholders:

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Wednesday, June 7, 2017. At the Annual Meeting, you will be asked to make a critical decision regarding the future of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”). As you may know, a dissident group of several activist hedge funds led by JCP Investment Management, LLC (collectively, the “Dissident Group”), has nominated two individuals in opposition to two of the Company’s three incumbent director nominees. We urge you to protect the value of your investment – and support the Renewal Plan that is underway – by voting today by telephone, by internet or by signing, dating and returning the enclosed WHITE proxy card “FOR” ALL THREE of Fiesta’s highly qualified director nominees: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

AT A PIVOTAL MOMENT IN ITS HISTORY, FIESTA HAS THE RIGHT LEADERSHIP AND RIGHT
STRATEGY TO MAXIMIZE SHAREHOLDER VALUE

As a result of a thorough process conducted by a special committee of the Board, Rich Stockinger was appointed President and CEO on February 27th of this year. Rich is a respected, experienced and results-driven operator. In his first few months leading Fiesta, Rich has implemented and is executing a focused Renewal Plan designed to provide a compelling value proposition to customers while enhancing value for shareholders.

The Renewal Plan, which is the result of a comprehensive review of all aspects of Fiesta’s business, is rooted in the following key priorities to improve profitability, enhance the overall brand experience, increase guest frequency and open additional channels of sales growth:

1.    Revitalizing our Brands in Core Markets

2.    Improving Capital Management and Financial Discipline

3.    Establishing Platforms for Long-Term Growth

4.    Optimizing our Restaurant Footprint

THE COST REDUCTIONS ANNOUNCED TODAY ARE THE LATEST VISIBLE EXAMPLE OF THE
RENEWAL PLAN’S EFFECTIVENESS

Operating with a more efficient cost structure is critical to improve Fiesta’s financial results and offset the impact of investments being made to enhance the guest experience. As a direct result of a comprehensive analysis to uncover cost savings as part of its strategic Renewal Plan, the Company implemented a reduction in force that will result in a total of approximately $7.5 million of annualized general and administrative expense savings in 2018, including approximately $2.5 million of previously announced cost savings associated with the recent restaurant closures. In 2017, the Company expects to lower related G&A expenses by approximately $1.8 million, net of severance and other transition costs.

Your Board has a high degree of confidence in Rich’s ability to execute the Renewal Plan and create value for Fiesta’s shareholders. Rich successfully designed and implemented a similar strategic renewal plan while CEO of Benihana, which drove a ~600% increase in the company’s stock price during his tenure. Rich has immediately leveraged this highly relevant expertise in order to revitalize Fiesta’s iconic brands. Under Rich’s leadership, the Renewal Plan is underway and already addressing key areas of opportunity. In only the first 90 days of Rich’s tenure as CEO, Fiesta has already announced the closure of 30 underperforming Pollo Tropical Restaurants in Texas, Tennessee and Georgia, in addition to the approximately $7.5 million in annualized general and administrative cost savings announced today.

THE DISSIDENT GROUP – NO STRATEGY,

MERITLESS ALLEGATIONS AND UNQUALIFIED NOMINEES

Unlike your Board, the disjointed Dissident Group hasn’t provided shareholders with any proposed strategic plan, or even presented any concrete ideas, to create value for shareholders. The only plan they seem to have is to see their nominees elected.

Your Board feels strongly that the election of the Dissident Group’s candidates presents a real and unacceptable risk of disrupting the significant progress already being made by the Company. We put numerous initiatives in place before we ever met with the Dissident Group. We believe the Dissident Group’s attempts to replace two of Fiesta’s existing directors with far less qualified individuals is a value-destructive exercise, especially at such a pivotal time in Fiesta’s history.

Your Board is comprised of directors who bring valuable perspectives and highly relevant experience, and they have recently overseen the successful recruitment of two highly qualified independent directors and a proven CEO who is driving operational change to drive improved financial results.

We firmly believe that the two Dissident Group nominees would not be additive to your Board and are not as qualified as the independent directors that we recently added to the Board nor the two highly qualified directors that they propose to replace: Barry J. Alperin and Brian P. Friedman.

●	Mr. Alperin brings deep financial, operational, and management skills to your Board. Mr. Alperin is a former Vice Chairman and COO of Hasbro, one of the largest multinational toy makers in the world. He is currently a director of Henry Schein, Inc., which distributes dental, medical and animal health care products, affording him with strong consumer operating experience. Furthermore, his prior 20 years’ experience practicing corporate law in matters related to mergers & acquisitions, financial transactions, compensation issues and securities law matters make him a highly valued member of the three Board committees on which he serves;

●	Mr. Friedman, as the President and a director of a $9 billion diversified holding company that also owns close to 4% of the Company’s outstanding shares, is a committed director that brings to our board significant experience related to the business and financial issues facing public corporations, as well as an ownership perspective. In addition to an extensive career in the legal, investment banking and management fields, his significant ownership interest and long-tenured service on the boards of numerous restaurant companies over the past 20 years has given him a deep understanding of the strategic, financial and operational issues of restaurant companies. Mr. Friedman has served as a director of Restaurant Associates, California Pizza Kitchen, Au Bon Pain, RealMex and Carrols Restaurant Group.

PROTECT THE VALUE OF YOUR INVESTMENT IN FIESTA:

VOTE THE WHITE PROXY CARD TODAY

Your Board’s commitment to acting in the best interests of all Fiesta shareholders remains unwavering. We have acted thoughtfully and decisively since the summer of 2016 to review strategic options, enhance the composition of our Board, execute a CEO transition and implement a comprehensive Renewal Plan to improve financial results.

At this point in the Company’s evolution – with a new CEO, revitalized strategy, and an experienced and expanded Board – your Board is excited about the visible path to shareholder value creation and believes that it would be detrimental to shareholders to replace two of your highly-qualified directors with the Dissident Group’s candidates.

We believe Fiesta shareholders should protect the value of their investment by voting “FOR” ALL of our experienced and highly qualified director nominees on the WHITE proxy card: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. To assure that your shares are represented at the 2017 Annual Meeting, we urge you to complete, date and sign the enclosed WHITE proxy card and mail it promptly in the postage-paid envelope provided, or vote by telephone or the internet by following the instructions on the enclosed WHITE proxy card. Please do not send back any proxy cards other than the WHITE proxy card, even as a protest vote against the Dissident Group’s distracting campaign, as only your latest dated proxy will be counted at the annual meeting. If you have previously voted using a proxy card sent to you by the Dissident Group, you can subsequently revoke that proxy by following the instructions on the enclosed WHITE proxy card, only your latest dated proxy will be counted at the annual meeting.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, at (212) 929-5500 or toll-free at (800) 322-2885.

On behalf of the Board, thank you for your continued support, interest and investment in Fiesta Restaurant Group.

Very truly yours,

The Fiesta Board

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders. The Company has filed a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting of Stockholders. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents will also be available at no charge at the Company’s website at www.frgi.com in the section “Investor Relations.”

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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